Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Kevin Mc Cabe (kmccabe@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS REPORTS PRELIMINARY 2008 TOTAL REVENUES OF $130 MILLION
2008 total revenues grew approximately 38% over prior year
Announcement of full financial results scheduled for March 5
SAN DIEGO (February 19, 2009) — Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company, today reported preliminary record total revenues and net product sales for the year ended December 31, 2008. Total revenues for the year ended December 31, 2008 are expected to be approximately $130.2 million, up approximately 38% from total revenues of $94.4 million for the year ended December 31, 2007. Net product sales for 2008 are expected to be approximately $101.2 million, up approximately 27% from net product sales of $79.4 million for 2007.
Total cash, cash equivalents and short-term investments as of December 31, 2008 are expected to be approximately $52.0 million, which includes a $10.0 million draw down in December 2008 under the company’s revolving line of credit with Comerica Bank.
“Our preliminary top-line results reflect record total revenues and net product sales,” said Gerald T. Proehl, president and chief executive officer of Santarus, Inc. “Our strong 2008 top-line performance was supported by 26% year-over-year growth in total prescriptions and stabilization of the average selling prices for our ZEGERID® brand proton pump inhibitor prescription products. In addition, we are seeing positive early prescription trends with GLUMETZA® following the initiation of our promotional activities in October.”
All statements relating to the company’s 2008 financial results contained in this release are preliminary and may change based on the completion of the company’s annual financial audit.
Conference Call Scheduled for March 5, 2009
Santarus plans to release fourth quarter and full year 2008 financial results after market close on Thursday, March 5, 2009. Santarus management will host an investment-community conference call at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss the financial results and provide a corporate update.
Individuals interested in participating in the conference call may do so by dialing (888) 803-8275 for domestic callers, or (706) 643-7736 for international callers. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the company’s Web site at www.santarus.com.

A webcast replay will be available on the Santarus Web site for 14 days. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 83414826.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists and other targeted physicians. The company’s current commercial efforts are focused on ZEGERID® (omeprazole/sodium bicarbonate) Capsules and Powder for Oral Suspension, which are indicated for the treatment of certain upper GI diseases and disorders, and on GLUMETZA® (metformin hydrochloride extended release tablets), which are indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes. Santarus is also developing two late-stage lower GI compounds, budesonide MMX® and rifamycin SV MMX® for the U.S. market. Budesonide MMX is being investigated in two multi-center Phase III clinical trials for the induction of remission of mild or moderate active ulcerative colitis. Rifamycin SV MMX has been investigated in a Phase II clinical program in traveler’s diarrhea. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding preliminary financial results, which are subject to change based on the completion of the company’s annual financial audit. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to increase market demand for, and sales of, the ZEGERID and GLUMETZA products and any other products that it or its strategic partners market; difficulties or delays in development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ products; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID®are registered trademarks of Santarus, Inc. GLUMETZA®is a registered trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. MMX ® is a registered trademark of Cosmo Technologies Limited.
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